Exhibit 99.1
News Release

Contacts:	Media:	Investor Relations:
	David Bruce	Bob Brunn
	(305) 500-4999	(305) 500-4053
RYDER REPORTS SECOND QUARTER 2005 RESULTS
- Second Quarter Earnings Per Share of $0.98, Include a $0.12 Tax Benefit -
- Comparable Earnings Per Share Up 13% on 10% Higher Revenue -
     MIAMI, July 28, 2005 — Ryder System, Inc. (NYSE:R), a global leader in transportation and supply chain management solutions, today reported earnings per diluted share (EPS) were $0.98 for the three-month period ended June 30, 2005, compared with $0.97 in the year-earlier period. EPS in the current period included a $0.12 income tax benefit related to a change in Ohio income tax law. EPS in the year-earlier period included a $0.21 gain from the sale of the Company’s former corporate headquarters facility. Excluding the current tax benefit and previous year’s gain, EPS for the second quarter were up 13% to $0.86. This compares with the Company’s previous EPS forecast range of $0.83 to $0.86 for the second quarter of 2005. Net earnings for the second quarter of 2005 were $63.3 million, compared with $63.6 million in the year-earlier period. Net earnings in the current period included an income tax benefit of $7.6 million related to a change in Ohio income tax law. Net earnings in the year-earlier period included a $14.0 million gain on the sale of the Company’s former headquarters facility. Excluding the current tax benefit and previous year’s gain, second quarter 2005 net earnings were up 12% to $55.7 million. Improved performance was driven primarily by continuing leverage from revenue growth and improved used vehicle sales in the Fleet Management Solutions (FMS) business segment.
     Revenue for the second quarter of 2005 was $1.39 billion, up 10% from $1.27 billion in the same period last year, with all business segments reporting revenue growth. The revenue increase for the quarter in the FMS business segment was 9%, reflecting higher fuel revenue due to higher fuel prices, and continued growth in the rental product line. Commercial rental revenue for the quarter increased 8% compared with the year-earlier period. Revenue in the Supply Chain Solutions (SCS) business segment in the second quarter of 2005 increased by 15%

compared with the year-earlier period. Second quarter revenue in the Dedicated Contract Carriage (DCC) business segment increased 7% from the year-earlier period. The SCS and DCC revenue increases were driven by new and expanded business in all industry groups, and pricing increases associated with higher fuel costs.
     “We delivered comparable earnings that were 13% higher on a 10% revenue increase, reflecting good earnings leverage on our operating revenue,” said Ryder Chairman and Chief Executive Officer Greg Swienton. “Our sales and marketing initiatives generated new business wins and renewals from many companies, including Whirlpool and LG Electronics in our Supply Chain Solutions segment, CVS/pharmacy in our Dedicated Contract Carriage business segment and the New York Post in our Fleet Management Solutions business segment.”
Year-to-Date Operating Results
     Revenue for the six months ended June 30, 2005 was $2.71 billion, up 9% from $2.48 billion in the same period of 2004. Ryder’s net earnings in the first half of 2005 were $104.8 million, compared with $98.7 million in the year-earlier period. EPS were $1.61 for the first six months of 2005 compared with $1.50 for the same period of 2004. Excluding the previously discussed income tax benefit and gain on the headquarters sale, year-to-date 2005 net earnings were up 16% to $97.2 million, and EPS were up 17% to $1.50, compared with the year-earlier period. EPS for the first half of 2005 included a one-time recovery of $0.02 associated with the reimbursement of project costs incurred in prior years. EPS in the year-earlier period included a second quarter charge of $0.04 related to net restructuring and other recoveries.
Second Quarter Business Segment Operating Results
     Ryder’s primary measurement of business segment financial performance, Net Before Tax (NBT), allocates Central Support Services to each business segment.
Fleet Management Solutions
     Ryder’s Fleet Management Solutions (FMS) business segment combines several capabilities into a comprehensive package that provides one-stop outsourcing of the acquisition, maintenance, management and disposal of vehicles. Ryder’s commercial rental service offers customers a method to expand their fleets in order to address specific or short-term capacity needs.

     In the FMS business segment, revenue in the second quarter of 2005 was $969.6 million, up 9% compared with $892.1 million in the year-earlier period. Operating revenue (revenue excluding fuel) in the second quarter of 2005 was $719.3 million, up 2% compared with $704.6 million in the year-earlier period. Fuel revenue for the second quarter of 2005 increased 33% compared with the same period in 2004 due primarily to higher fuel pricing as a result of market cost increases. Full service lease revenue for the second quarter of 2005 remained essentially flat. Ryder’s second quarter 2005 commercial rental revenue grew 8% from the year-earlier period, reflecting higher pricing and increased activity levels. Contract maintenance and contract-related maintenance revenue increased 6% in the second quarter of 2005 compared with the same period last year due primarily to the implementation of initiatives aimed at growing these types of services.
     The FMS business segment’s NBT increased to $88.9 million in the second quarter of 2005, up 8% compared with $82.0 million in the same period of 2004. This improvement was related primarily to improved commercial rental results and higher used vehicle sales gains resulting from stronger volume and pricing. Business segment NBT as a percentage of operating revenue was 12.4% in the second quarter of 2005, up 80 basis points compared with 11.6% in the same quarter a year ago.
Supply Chain Solutions
     Ryder’s Supply Chain Solutions (SCS) business segment enables customers to improve shareholder value and their customers’ satisfaction by enhancing supply chain performance and reducing costs. The solutions involve management of the logistics pipeline as a synchronized, integrated process — from raw material supply to finished goods distribution. By improving business processes and employing new technologies, the flow of goods and cash is made faster and consumes less capital.
     In the SCS business segment, second quarter 2005 revenue totaled $374.9 million, up 15% from $327.0 million in the comparable period in 2004. Revenue increased because of new and expanded business in all industry groups, and pricing increases associated with higher fuel costs. Second quarter 2005 operating revenue (revenue excluding freight under management) was $248.3 million, up 9% compared with $227.2 million in the year-earlier period.

     The SCS business segment’s NBT was $8.3 million in the second quarter 2005, down 4% from $8.7 million in the same quarter of 2004. Business segment earnings were impacted by lower volumes on certain automotive accounts and lower margins in the Company’s Brazil operations, partially offset by new and expanded business in all industry groups. Second quarter 2005 NBT for the business segment as a percentage of operating revenue was 3.4%, compared with 3.8% in the same quarter of 2004.
Dedicated Contract Carriage
     Ryder’s Dedicated Contract Carriage (DCC) business segment provides customers with vehicles, drivers, management and administrative support, with the assets committed to a specific customer for a contractual term. DCC supports customers with both basic and sophisticated logistics and transportation needs including routing and scheduling, specialized driver services, and logistical engineering support.
     In the DCC business segment, second quarter 2005 revenue totaled $133.8 million, up 7% compared with $125.4 million in the second quarter of 2004. Operating revenue (revenue excluding freight under management) in the second quarter of 2005 was $129.8 million, up 5% from $123.2 million in the year-earlier period. Revenue increased because of new and expanded business in all U.S. industry groups as well as pricing increases associated with higher fuel costs.
     The DCC business segment’s NBT in the second quarter of 2005 was $9.7 million, up 16% compared with $8.3 million in the second quarter of 2004. Business segment NBT was positively impacted by earnings associated with new and expanding business, as well as lower safety and other operating costs. Business segment NBT as a percentage of operating revenue was 7.4% in the second quarter of 2005, up 70 basis points from 6.7% in the year-earlier period.
Corporate Financial Information
Central Support Services
     Central Support Services (CSS) are overhead costs incurred to support all business segments and product lines. CSS costs are predominantly allocated to the various business segments. In the second quarter of 2005, CSS costs were $51.9 million, compared with $52.9 million in the year-earlier period.

Capital Expenditures
     Capital expenditures are used primarily to purchase revenue—earning equipment (trucks, tractors and trailers) to support two product lines within Ryder’s Fleet Management Solutions business segment. The full service lease product line utilizes capital for the purchase of new and replacement vehicles to support the needs of customers under long-term contracts that typically run from four-to-six years. The commercial rental product line utilizes capital for the purchase of vehicles to replenish and expand the Company’s fleet available for shorter-term use by contractual or occasional customers.
     Capital expenditures were $820.9 million for the first half of 2005, compared with $567.8 million in the same period of 2004. Net capital expenditures (including proceeds from the sale of assets) were $648.0 million for the first half of 2005, up from $385.7 million in the same period of 2004. The increase in capital expenditures reflects planned higher spending for replacement of full service lease vehicles and the timing of the purchase of commercial rental vehicles.
Leverage and Free Cash Flow
     Balance sheet debt as of June 30, 2005 increased by $440.3 million compared with year-end 2004, primarily due to the funding requirements associated with higher capital spending and income tax payments, which included a $176.0 million payment related to the previously disclosed resolution of the 1998 to 2000 federal tax audit. The leverage ratio for balance sheet debt as of June 30, 2005 was 143%, compared with 118% at year-end 2004. Total obligations to equity as of June 30, 2005 were 152%, up from 129% at year-end 2004. Free cash flow in the second quarter of 2005 was negative $422.4 million compared with negative $38.2 million for the year-earlier period.
     Commenting on the Company’s corporate financial performance, Ryder Executive Vice President and Chief Financial Officer Tracy Leinbach stated, “We are pleased with the increased level of replacement and renewal activity within our full service lease product line. This allows us to secure customers for longer terms while locking in future revenue and related cash flow streams, thereby increasing the value of our overall lease portfolio.”

Tax Update
     Earnings for the second quarter include a non-cash income tax benefit of $7.6 million, or $0.12 per share, related to the reduction in deferred income tax liabilities for a recent change in income tax laws in the State of Ohio. On June 30, 2005, the State of Ohio enacted tax legislation, which phases out the Ohio corporate franchise (income) tax and phases in a new gross receipts tax called the Commercial Activity Tax (CAT) over a five-year period. While the corporate franchise (income) tax was generally based on federal taxable income, the CAT is based on current year sales and rentals in Ohio. As required by Statement of Financial Accounting Standards (SFAS) No. 109, “Accounting for Income Taxes,” the elimination of Ohio’s corporate franchise (income) tax over the next five years resulted in a favorable adjustment to deferred income taxes .
Outlook
     Commenting on Ryder’s outlook, Mr. Swienton said, “Our team is focused on generating new business and we are seeing results in our Supply Chain Solutions and Dedicated Contract Carriage business segments. We also have the right initiatives in place within our Fleet Management Solutions segment. We’re pleased with continuing growth in Commercial Rental revenue and we remain committed to increasing sales of our Full Service Lease product in 2005.”
     He continued, “We are reaffirming our previous full-year 2005 forecast which, including the $0.12 second quarter income tax benefit, now results in a range of $3.42 to $3.52 per share. We are also establishing a third quarter 2005 EPS forecast to be in the range of $0.90 to $0.95.”
About Ryder
     Ryder provides leading-edge transportation, logistics and supply chain management solutions worldwide. Ryder’s product offerings range from full service leasing, commercial rental and programmed maintenance of vehicles to integrated services such as dedicated contract carriage and carrier management. Additionally, Ryder offers comprehensive supply chain solutions, consulting, lead logistics management services and e-Business solutions that support customers’ entire supply chains, from inbound raw materials and parts through distribution and delivery of finished goods. Ryder serves customer needs throughout North America, in Latin America, Europe and Asia.
     The National Safety Council selected Ryder to receive the 2002 Green Cross for Safety Medal — its highest honor — for exemplary commitment to workplace safety and corporate citizenship. For the ninth consecutive year, Ryder was featured in the 2005 Fortune Most Admired Companies survey of corporate reputations. InternetWeek named Ryder as one of the top 100 U.S. companies for effectiveness in using the Internet to achieve tangible business benefits. For the seventh consecutive year, Ryder has been named a top three third-party logistics provider by Inbound Logistics.
     Ryder’s stock is a component of the Dow Jones Transportation Average and the Standard & Poor’s 500 Index. With 2004 revenue of more than $5 billion, Ryder ranks 381st on the Fortune 500.
     For more information on Ryder System, Inc., visit www.ryder.com.
# # #
Note Regarding Forward-Looking Statements: Certain statements and information included in this presentation are “forward-looking statements” under the Federal Private Securities Litigation Reform Act of 1995. Accordingly, these forward-looking statements should be evaluated with consideration given to the many risks and uncertainties inherent in our business that could cause actual results and events to differ materially from those in the forward-looking statements. Important factors that could cause such differences include, among others, our ability to obtain adequate profit margins for our services, our inability to maintain current pricing levels due to customer acceptance or competition, customer retention levels, unexpected volume declines, loss of key customers in the Supply Chain Solutions segment, the possibility that changes in customers’ business environments will limit their ability to commit to long-term vehicle leases, changes in market conditions affecting the commercial rental market or the sale of used vehicles, increased competition from vehicle manufacturers and large service providers, higher borrowing costs and possible decreases in available funding sources caused by adverse changes in debt ratings, changes in accounting assumptions, adequacy of accounting accruals, changes in general economic conditions, availability of heavy- and medium-duty vehicles, increases in fuel prices, availability of qualified drivers, the Company’s ability to create operating synergies in connection with its acquisitions, our ability to manage our cost structure and changes in government regulations, including regulations regarding vehicle emissions, drivers’ hours of service and security regulations issued by the Department of Homeland Security. The risks included here are not exhaustive. New risks emerge from time to time and it is not possible for management to predict all such risk factors or to assess the impact of such risks on the Company’s business. Accordingly, the Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.
Note Regarding Non-GAAP Financial Measures: This news release and the attached financial schedules include certain non-GAAP financial measures as defined under SEC rules. We have denoted each non-GAAP financial measure in the attached financial schedules and have provided a reconciliation of each such measure to the most comparable GAAP measure. Additional information regarding non-GAAP financial measures can be found in our investor presentation for the quarter and in our reports filed with the SEC, which are available in the investors area of our website at www.ryder.com.

Conference Call and Webcast Information:
Ryder’s earnings webcast is scheduled for Thursday, July 28, 2005, from 11:00 a.m. to 12:00 noon Eastern Time. Speakers will be Chairman and Chief Executive Officer Greg Swienton and Executive Vice President and Chief Financial Officer Tracy Leinbach.
Þ	To join the conference call live: Begin 10 minutes prior to the conference by dialing the audio phone number 1-888-398-5319 (outside U.S. dial 1-773-681-5795) using the Passcode: RYDER and Conference Leader: Bob Brunn. Then, access the presentation via the Net Conference website at www.mymeetings.com/nc/join/ using the Conference Number: RG8580794 and Passcode: RYDER.

Þ	To access audio replays of the conference and view a presentation of Ryder’s earnings results: Dial 1-800-846-5455 (outside U.S. dial 1-203-369-3127) and use the Passcode: 7285, then view the presentation by visiting the Investors area of Ryder’s website at www.ryder.com.

44-05

RYDER SYSTEM, INC. AND SUBSIDIARIES

CONSOLIDATED CONDENSED STATEMENTS OF EARNINGS - UNAUDITED
Periods ended June 30, 2005 and 2004
(In millions, except per share amounts)

	Three Months		Six Months
	2005	2004	2005	2004
Revenue	$1,389.8	1,268.9	$2,705.4	2,481.2

Operating expense	635.1	557.4	1,245.6	1,100.0
Salaries and employee-related costs	306.4	310.2	613.9	617.2
Freight under management expense	130.7	102.0	243.3	193.1
Depreciation expense	186.8	175.8	368.2	350.7
Gains on vehicle sales, net	(13.1)	(10.6)	(25.9)	(17.3)
Equipment rental	24.7	27.0	52.1	52.7
Interest expense	30.9	26.2	57.8	50.7
Miscellaneous income, net	(2.1)	(2.8)	(7.2)	(4.6)
Restructuring and other recoveries, net	(0.1)	(18.1)	(0.2)	(19.2)

	1,299.3	1,167.1	2,547.6	2,323.3

Earnings before income taxes	90.5	101.8	157.8	157.9
Provision for income taxes	27.2	38.2	53.0	59.2

Net earnings	$63.3	63.6	$104.8	98.7

Earnings per common share — Diluted:
Net earnings	$0.98	0.97	$1.61	1.50

Weighted-average shares outstanding — Diluted	64.7	65.6	64.9	65.9

Memo:
Earnings excluding tax change and headquarters complex sale*	$55.7	49.6	$97.2	84.1
Earnings per share excluding tax change and headquarters complex sale*	$0.86	0.76	$1.50	1.28
* Non-GAAP financial measure; see reconciliation to closest GAAP financial measure included within this release.

RYDER SYSTEM, INC. AND SUBSIDIARIES

CONSOLIDATED CONDENSED BALANCE SHEETS
(Dollars in millions)

	(unaudited)
	June 30,	December 31,
	2005	2004
Assets:

Cash and cash equivalents	$87.3	101.0
Other current assets	1,113.0	1,126.7
Revenue earning equipment, net	3,569.9	3,331.7
Operating property and equipment, net	484.5	479.6
Other assets	589.2	598.9

	$5,843.9	5,637.9

Liabilities and shareholders’ equity:

Current liabilities (including current portion of long-term debt)	$1,095.4	1,454.8
Long-term debt	1,896.5	1,393.7
Other non-current liabilities (including deferred income taxes)	1,295.0	1,279.2
Shareholders’ equity	1,557.0	1,510.2

	$5,843.9	5,637.9

SELECTED KEY RATIOS

	June 30,	December 31,
	2005	2004
Debt to equity	143%	118%
Total obligations to equity (a) *	152%	129%

	Twelve months ended June 30,
	2005	2004
Return on average shareholders’ equity(b)	14.9%	13.4%
Return on average assets(b)	3.9%	3.3%
Average asset turnover	95.4%	92.7%
Return on capital*(b)	7.7%	7.2%
(a) Total obligations represent debt plus off-balance sheet equipment obligations.
(b) Includes the effect of accounting change.
* Non-GAAP financial measure; see reconciliation to closest GAAP financial measure included within this release.

RYDER SYSTEM, INC. AND SUBSIDIARIES

BUSINESS SEGMENT REVENUE AND EARNINGS — UNAUDITED
Periods ended June 30, 2005 and 2004
(Dollars in millions)

	Three Months			Six Months
	2005	2004	B(W)	2005	2004	B(W)
Revenue:
Fleet Management Solutions:
Full service lease	$445.4	$445.3	0.0%	$887.1	$875.1	1.4%
Contract maintenance	34.5	34.8	(0.8)%	67.9	68.1	(0.3)%
Contract-related maintenance	48.9	44.0	11.2%	98.0	88.4	10.7%
Commercial rental	174.9	162.4	7.7%	327.6	298.3	9.8%
Other	15.6	18.1	(14.0)%	32.1	37.8	(14.9)%
Fuel	250.3	187.5	33.4%	481.5	365.9	31.6%

Total Fleet Management Solutions	969.6	892.1	8.7%	1,894.2	1,733.6	9.3%
Supply Chain Solutions	374.9	327.0	14.7%	721.7	648.1	11.4%
Dedicated Contract Carriage	133.8	125.4	6.7%	261.8	251.8	4.0%
Eliminations	(88.5)	(75.6)	(17.1)%	(172.3)	(152.3)	(13.1)%

Total revenue	$1,389.8	1,268.9	9.5%	$2,705.4	2,481.2	9.0%

Business segment earnings:
Earnings before income taxes:
Fleet Management Solutions	$88.9	82.0	8.4%	$159.8	137.4	16.3%
Supply Chain Solutions	8.3	8.7	(4.3)%	14.8	15.9	(6.8)%
Dedicated Contract Carriage	9.7	8.3	16.1%	15.5	15.1	3.1%
Eliminations	(7.5)	(8.2)	8.2%	(15.0)	(15.4)	2.8%

	99.4	90.8	9.4%	175.1	153.0	14.5%
Unallocated Central Support Services	(9.0)	(7.1)	(26.2)%	(17.5)	(14.3)	(22.9)%

Earnings before restructuring and other recoveries, net and income taxes	90.4	83.7	8.0%	157.6	138.7	13.6%
Restructuring and other recoveries, net	0.1	18.1	(99.3)%	0.2	19.2	(99.0)%

Earnings before income taxes	90.5	101.8	(11.1)%	157.8	157.9	(0.1)%
Provision for income taxes	27.2	38.2	28.7%	53.0	59.2	10.6%

Net earnings	$63.3	63.6	(0.5)%	$104.8	98.7	6.2%

Note: Certain prior period amounts have been reclassified to conform to current year presentation.
Amounts may not recalculate due to rounding.

RYDER SYSTEM, INC. AND SUBSIDIARIES

BUSINESS SEGMENT INFORMATION — UNAUDITED
Periods ended June 30, 2005 and 2004
(Dollars in millions)

	Three Months			Six Months
	2005	2004	B(W)	2005	2004	B(W)
Fleet Management Solutions

Total revenue	$969.6	892.1	8.7%	$1,894.2	1,733.6	9.3%
Fuel revenue	(250.3)	(187.5)	33.4%	(481.5)	(365.9)	31.6%

Operating revenue *	$719.3	704.6	2.1%	$1,412.7	1,367.7	3.3%

Segment net before tax earnings	$88.9	82.0	8.4%	$159.8	137.4	16.3%

Earnings before income taxes as % of total revenue	9.2%	9.2%		8.4%	7.9%

Earnings before income taxes as % of operating revenue *	12.4%	11.6%		11.3%	10.0%

Supply Chain Solutions

Total revenue	$374.9	327.0	14.7%	$721.7	648.1	11.4%
Freight Under Management (FUM) expense	(126.6)	(99.8)	26.8%	(236.0)	(189.5)	24.5%

Operating revenue *	$248.3	227.2	9.3%	$485.7	458.6	5.9%

Segment net before tax earnings	$8.3	8.7	(4.3)%	$14.8	15.9	(6.8)%

Earnings before income taxes as % of total revenue	2.2%	2.7%		2.1%	2.5%

Earnings before income taxes as % of operating revenue *	3.4%	3.8%		3.1%	3.5%

Dedicated Contract Carriage

Total revenue	$133.8	125.4	6.7%	$261.8	251.8	4.0%
Freight Under Management (FUM) expense	(4.0)	(2.2)	86.1%	(7.2)	(3.5)	105.1%

Operating revenue *	$129.8	123.2	5.3%	$254.6	248.3	2.6%

Segment net before tax earnings	$9.7	8.3	16.1%	$15.5	15.1	3.1%

Earnings before income taxes as % of total revenue	7.2%	6.6%		5.9%	6.0%

Earnings before income taxes as % of operating revenue *	7.4%	6.7%		6.1%	6.1%

*	Non-GAAP financial measure
Note: Certain prior period amounts have been reclassified to conform to current year presentation.
Amounts may not recalculate due to rounding.

RYDER SYSTEM, INC. AND SUBSIDIARIES

NON-GAAP FINANCIAL MEASURE RECONCILIATIONS — UNAUDITED
Periods ended June 30, 2005 and 2004
(In millions, except per share amounts)

NET EARNINGS RECONCILIATION	Three Months		Six Months
	2005	2004	2005	2004
Net earnings	$63.3	63.6	$104.8	98.7
Less: Tax change	7.6	—	7.6	—
Gain on sale of headquarters, after tax	—	14.0	—	14.6

Earnings excluding tax change and headquarters complex sale*	$55.7	49.6	$97.2	84.1

EPS RECONCILIATION	Three Months		Six Months
	2005	2004	2005	2004
Earnings per share	$0.98	0.97	$1.61	1.50
Less: Tax change	0.12	—	0.12	—
Gain on sale of headquarters, after tax	—	0.21	—	0.22

Earnings per share excluding tax change and headquarters complex sale*	$0.86	0.76	$1.50	1.28

FREE CASH FLOW RECONCILIATION	Six Months
	2005	2004
Net cash provided by operating activities	$166.1	395.2
Net cash used in investing activities	(588.5)	(433.4)

Free cash flow *	$(422.4)	(38.2)

DEBT TO EQUITY RECONCILIATION	June 30,	December 31,
	2005	% to Equity	2004	% to Equity
On-balance sheet debt	$2,223.5	143%	$1,783.2	118%
PV of minimum lease payments and guaranteed residual values under operating leases for vehicles (a)	145.6		161.1

Total obligations *	$2,369.1	152%	$1,944.3	129%

RETURN ON CAPITAL RECONCILIATION	Twelve months ended June 30,
	2005	2004
Earnings before cumulative effect of change in accounting principle [as reported] [1]	$221.7	178.6
Restructuring charges (recoveries), net	1.3	(18.4)
Income taxes	109.3	104.6

Earnings before net restructuring charges (recoveries), income taxes and accounting change	332.3	264.8
Interest expense	107.3	102.2
Implied interest expense from off-balance sheet debt	7.3	9.5

Adjusted earnings before income taxes	446.9	376.5
Adjusted income taxes	(170.3)	(138.8)

Adjusted net earnings* [2]	$276.6	$237.7

Average total debt	$1,930.1	1,781.5
Average shareholders’ equity	1,488.3	1,313.5

Total capital [as reported][3]	3,418.4	3,095.0
Average off-balance sheet debt	164.5	202.0

Adjusted total capital *[4]	$3,582.9	$3,297.0

Return on capital [as reported][1]/[3]	6.5%	5.8%

Return on capital *[2]/[4]	7.7%	7.2%

(a) Discounted at the incremental borrowing rate at lease inception.
* Non-GAAP financial measure
Note: Amounts may not foot due to rounding.